Exhibit 10.1 - Financing Commitment Drs. Richard Kelley and Richard Tam
            NevStar Gaming & Entertainment Corporation
                       3175 West Post Road
                          Cypress Center
                    Las Vegas, Nevada  89118
               (702) 269-1325  FAX:  (702) 269-1326


                          March 31, 1998

Dr. Richard R. Kelley
Outrigger Enterprises
4800 South Lafayette Street
Englewood, Colorado  80110-7011
     [OR]
2375 Kuhio Avenue
Honolulu, Hawaii  96815-2939

Dr. Richard Tam
Richard Tam Enterprises
2140 West Charleston Boulevard
Las Vegas, Nevada 89102

     Re:  Financing Commitment

Dear Drs. Kelley and Tam:

     This letter is intended to summarize the principal terms of a commitment by Dr. Richard Kelley ("Kelley") and Dr. Richard Tam ("Tam") (Kelley and Tam are collectively referred to herein as the "Lenders") to lend to NevStar Gaming & Entertainment Corporation, a Nevada corporation ("NevStar"), the principal sum of up to One Million Dollars ($1,000,000) (the "Principal Sum") on the terms as forth below (the "Loan"):

     1. Loan Amount. The Lenders agree to lend to NevStar the Principal Sum which shall bear interest at the greater of (i) the Bank of Hawaii prime rate of interest plus three percent (3%) or (ii) twelve percent (12%). The initial advance pursuant to this Agreement shall be net of an origination fee of Ten Thousand Dollars ($10,000).

     2. Security. The Loan shall be secured by a deed of trust encumbering NevStar's hotel/casino property under construction in Mesquite, Nevada, in favor of Kelley, and shall be governed by that certain Amended and Restated Convertible Loan Agreement dated April 18, 1996, between NevStar and Kelley, as amended to date (the "Kelley Loan Agreement").Lenders acknowledge that the Deed of Trust shall be junior and subordinate to the first lien in favor of First Credit Bank and shall be subject to Lenders' existing Intercreditor Agreement with PMJ Enterprises, Inc.

     3. Advances by the Lenders. Lenders will advance to NevStar for current and future working capital purposes an amount as needed up to the Principal Sum on twenty (20) days' prior written notice of NevStar to Lenders, but no sooner than June 1, 1998 and no later than March 26, 1999. A condition to any advance shall be that NevStar shall possess all gaming licenses required to fully operate the Mesquite Star Hotel and Casino.

     4. Payment Terms. Interest only shall be payable monthly in arrears. The Principal Sum and all accrued interest thereon shall be due and payable one (1) year from the initial draw date.

     5. Warrants. In consideration for this Loan Commitment, the Lenders shall be issued warrants in the form attached hereto as Exhibit "A" to purchase a total of seventy-five thousand (75,000) shares of NevStar Common Stock at a per share exercise price of $2.00. In addition, for each One Hundred Thousand Dollar ($100,000) principal amount advanced pursuant to this commitment, the Lenders shall receive an additional 15,000 warrants (or pro rata portion thereof based upon a partial draw of less than $100,000 rounded to the nearest whole warrant) to purchase shares of NevStar Common Stock at a purchase price of $2.00. All Warrants shall be immediately exercisable for a term of five years and shall include a cashless exercise feature. The parties shall use best efforts to structure the additional warrants in a manner to minimize taxation of the Lenders. All shares of Common Stock issuable upon exercise of the warrants shall be subject to the terms and conditions of any lock-up agreements entered into by the Lenders with H.J. Meyers &
          Co., Inc. and shall constitute "Registerable Securities" as defined in Article X of the Stock Purchase Agreement dated as of May 9,
          1997 by and between NevStar, PMJ Enterprises, Inc., Patrick J. Shannon, and the Lenders (the "Stock Purchase Agreement"). The Lenders and NevStar acknowledge and agree that the registration of these shares of common stock shall be governed by Article X of the Stock Purchase Agreement.

     6. Documentation. Lenders' obligations hereunder are conditioned upon the preparation, execution and perfection of legal documents reasonably satisfactory to the parties and their counsel which shall contain customary representations, warranties and conditions acceptable to Lenders. NevStar shall pay all reasonable expenses of Lenders in connection with the preparation of such documents, subject to a cap on legal fees of $7,500.

     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may be amended or modified only by a writing executed by all of the parties.

     8. Governing Law. This Agreement will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles.

     9. Jurisdiction; Services of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     10. Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

           [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]
     If you are in
          agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

                         Sincerely,

                         NEVSTAR GAMING & ENTERTAINMENT
                         CORPORATION, a Nevada corporation


                         By:
                              Michael J. Signorelli
                              Chairman and Chief Executive Officer

     The undersigned hereby acknowledge and agree to the terms and conditions set forth above, as of March 31, 1998.



                         Richard R. Kelley



                         Richard Tam


              [Signature Page to Commitment Letter]

C:\MyFiles\EDGAR980310QSB\commit4W.txt.wpd